Exhibit 5.1

100 North Tampa Street, Suite 4100 | Tampa, FL 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

September 18, 2014

Brown & Brown, Inc.

220 South Ridgewood Avenue

Daytona Beach, Florida 32114

Re:	Brown & Brown, Inc. – Registration Statement on Form S-3
Senior Debt Securities

Ladies and Gentlemen:

We have acted as special counsel for Brown & Brown, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 4.200% notes due 2024 (the “Notes”). The Notes are being issued under that certain Indenture dated as of September 18, 2014, between the Company and U.S. Bank National Association as trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated September 18, 2014 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Notes are to be sold as set forth in the Company’s Automatic Shelf Registration Statement on Form S-3 (Registration No. 333-198503) (the “Registration Statement”) filed on September 2, 2014, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated September 2, 2014 (the “Prospectus”), the Prospectus Supplement dated September 15, 2014 (the “Prospectus Supplement”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) dated September 15, 2014, between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and SunTrust Robinson Humphrey, Inc. on behalf of the several underwriters named therein.

In connection with the foregoing, we have examined certain records of the Company, certificates of public officials and officers of the Company, and such other documents as we have deemed relevant for purposes of the opinions expressed below.

With respect to various factual matters material to the opinion expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

We have assumed without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver, and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution, and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no

Brown & Brown, Inc.

September 18, 2014

undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; and (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete, and authentic.

In addition, we have assumed that the terms of the Notes will have been established so as not to violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is a party or to which its property is subject, (ii) any law, rule or regulation to which the Company or any of its property is subject, (iii) any judicial or administrative order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Our opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement or the Company’s Current Report on Form 8-K to be filed on or about September 18, 2014 and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP